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April 13, 1998



Morgan Stanley Institutional Fund, Inc.
1221 Avenue of the Americas
New York, NY 10020

Re:  Agreement and Plan of Reorganization
     by and between MAS Funds and Morgan Stanley Institutional Fund, Inc.
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Ladies and Gentlemen:

We have acted as counsel to MAS Funds, a Pennsylvania business trust, in connection with the execution and delivery of the Agreement and Plan of Reorganization (the "Agreement"), dated as of April 13, 1998, by and between MAS Funds and Morgan Stanley Institutional Fund, Inc. ("MSIF"), a Maryland corporation, relating to the transfer of all the assets and liabilities of the MSIF Small Cap Value Equity Fund and the MSIF Balanced Fund (collectively, the "Acquired Funds"), in exchange for the assumption by the corresponding series of the MAS Mid Cap Value Fund and the MAS Balanced Fund (collectively, the "Acquiring Funds") of all or substantially all of the liabilities of the Acquired Funds and units of beneficial interest of the corresponding series of the Acquiring Funds ("Acquiring Funds Shares") followed by the distribution of such Acquiring Funds Shares to the holders of shares of common stock of the Acquired Funds ("Acquired Funds Shares") in exchange for such Acquired Funds Shares in complete liquidation of the Acquired Funds (the "Reorganization"), pursuant to the Agreement. This opinion letter is delivered to you pursuant to
Section 8(d) of the Agreement. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement.

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Agreement, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. Our

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Morgan Stanley Institutional Fund, Inc.
April 13, 1998
Page 2


opinion is based in part on the facts set forth below. We have not undertaken an independent investigation or verification of these facts or of the information set forth either in the aforementioned documents or in other documents that we have reviewed.

     1. The Reorganization will be consummated in compliance with the material terms of the Agreement, and none of the material terms and conditions therein have been waived or modified and neither party has any plan or intention to waive or modify any such material condition.

     2. The fair market value of the Acquiring Funds Shares to be received by each Acquired Funds shareholder in the Reorganization will be approximately equal to the fair market value of the shares of common stock in the Acquired Funds surrendered and exchanged therefor.

     3. To the knowledge of the Acquired Funds there is no plan or intention on the part of any shareholder of the Acquired Funds to sell, exchange or otherwise dispose of a number of Fund Shares received in the transaction that would reduce the number of Acquiring Funds Shares held by the shareholders of the Acquired Funds to a number of shares having a value, as of the date of the Reorganization equal to less than 50 percent of the value of all the formerly outstanding Acquired Funds Shares.

     4. No consideration other than the Acquiring Funds Shares and the assumption by the Acquiring Funds of the stated liabilities of the Acquired Funds will be issued in exchange for shares of common stock in the Acquired Funds in the Reorganization.

     5. The Acquiring Funds have no plan or intention to sell additional shares of beneficial interest in the Acquiring Funds or to redeem or otherwise reacquire any of the Acquiring Funds Shares issued in the Reorganization other than in the ordinary course of their business as regulated investment companies.

     6. The Acquiring Funds have no plan or intention to sell or otherwise dispose of any of the Acquired Funds assets to be acquired by them in the Reorganization except for dispositions made in the ordinary course of their business as regulated investment companies.

     7. Following the Reorganization, the Acquiring Funds will continue the historic businesses of the Acquired Funds or use a significant portion of the Acquired

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Morgan Stanley Institutional Fund, Inc.
April 13, 1998
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          Funds' assets in business.

     8. Immediately following consummation of the Reorganization, the Acquiring Funds will possess the same liabilities as those possessed by the Acquired Funds immediately prior to the Reorganization. The fair market value of the assets of the Acquired Funds acquired by the Acquiring Funds will exceed the liabilities of the Acquired Funds assumed by the Acquiring Funds plus the amount of liabilities, if any, to which the acquired assets are subject.

     9. There is no intercorporate indebtedness existing between the Acquiring Funds and the Acquired Funds that was issued, acquired, or will be settled at a discount.

     10. The Acquiring Funds will meet the requirements of Subchapter M of the Internal Revenue Code of 1986 for qualification and treatment as a regulated investment company.

     11. The Acquiring Funds do not own nor have they ever owned shares of common stock in the Acquired Funds.

Our opinion summarizes certain Federal income tax consequences of the Reorganization to holders of shares of common stock in the Acquired Funds (individually, a "Shareholder" and, collectively, the "Shareholders"). Our opinion does not address all aspects of Federal income taxation that may be relevant to particular Shareholders and may not be applicable to Shareholders who are not citizens or residents of the United States. Further, our opinion does not address the effect of any applicable foreign, state, local or other tax laws.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we are of the opinion that the Reorganization will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(C) of the Code, and that the Acquired Funds and Acquiring Funds will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.

The Reorganization, as a tax-free reorganization, will have the following Federal income tax consequences for the Shareholders, the Acquired Funds and the Acquiring Funds:

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Morgan Stanley Institutional Fund, Inc.
April 13, 1998
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     1.   No gain or loss will be recognized to the Acquired Funds upon the transfer of their assets in exchange solely for the Acquiring Funds Shares and the assumption by the Acquiring Funds of the corresponding Acquired Funds' stated liabilities;

     2. No gain or loss will be recognized to the Acquiring Funds on their receipt of the Acquired Funds' assets in exchange for the Acquiring Funds Shares and the assumption by the Acquiring Funds of the corresponding Acquired Funds' liabilities;

     3. The basis of an Acquired Fund's assets in the corresponding Acquiring Funds' hands will be the same as the basis of those assets in the Acquired Funds' hands immediately before the conversion;

     4. The Acquiring Funds' holding period for the assets transferred to the Acquiring Funds by the Acquired Funds will include the holding period of those assets in the corresponding Acquired Funds' hands immediately before the conversion;

     5. No gain or loss will be recognized to the Acquired Funds on the distribution of the Acquiring Funds Shares to the Acquired Funds' shareholders in exchange for their Acquired Funds Shares;

     6. No gain or loss will be recognized to the Acquired Funds' shareholders as a result of the Acquired Funds' distribution of Acquiring Funds Shares to the Acquired Funds' shareholders in exchange for the Acquired Funds' shareholders' Acquired Funds Shares;

     7. The basis of the Acquiring Funds Shares received by the Acquired Funds' shareholders will be the same as the adjusted basis of that Acquired Funds' shareholders' Acquired Funds Shares surrendered in exchange therefor; and

     8. The holding period of the Acquiring Funds Shares received by the Acquired Funds' shareholders will include the Acquired Funds' shareholders' holding period for the Acquired Funds' shareholders' Acquired Funds Shares surrendered in exchange therefor, provided that said Acquired Funds Shares were held as capital assets on the date of the conversion.

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Morgan Stanley Institutional Fund, Inc.
April 13, 1998
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Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Reorganization or the Agreement or of any transactions related to the Reorganization or the Agreement or contemplated by the Reorganization or the Agreement. This opinion is being furnished to you on behalf of the Acquired Funds in connection with the Reorganization and the Agreement and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

Very truly yours,

/s/Morgan, Lewis & Bockius LLP